DREYFUS PREMIER NEW YORK MUNICIPAL BOND FUND

                                                                    EXHIBIT 2
                                                                    Sub-Item 77C




                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Stockholders of Dreyfus Premier New York Municipal Bond Fund (the "Fund") was held on January 21, 2003. Out of a total of 13,007,441.921 shares entitled to vote at the Meeting, a total of 7,039,835.844 shares were represented at the Meeting, in person or by proxy. The following resolution was duly offered for vote by ballot and approved by vote of the holders of the Fund's outstanding shares as follows:

          RESOLVED, that the Fund change certain of its fundamental policies and investment restrictions to expand investment in other investment companies, as described in the combined proxy statement attached to the notice of this meeting.

            AFFIRMATIVE VOTES       NEGATIVE VOTES

            6,151,766.622           477,399.032